Exhibit 99.1

Contacts:
Chris Senner
Chief Financial Officer
Exelixis, Inc.
650-837-7240
csenner@exelixis.com

Andrew Peters
SVP, Strategy & Investor Relations
Exelixis, Inc.
650-837-7248
apeters@exelixis.com

Exelixis Announces First Quarter 2026 Financial Results and Provides Corporate Update

- Total Revenues of $610.8 million, Cabozantinib Franchise U.S. Net Product Revenues of $555.0 million -
- GAAP Diluted EPS of $0.79, Non-GAAP Diluted EPS of $0.87 -
- Announced Additional Stock Repurchase Program for up to $750 million by the End of 2027 -
- Conference Call and Webcast Today at 5:00 PM ET -
ALAMEDA, Calif. – May 5, 2026 - Exelixis, Inc. (Nasdaq: EXEL) today reported financial results for the first quarter of 2026, provided an update on progress toward achieving key corporate objectives, and outlined its commercial, clinical and pipeline development milestones.
“Exelixis made significant progress in the first quarter of 2026 as we remain focused on our goal of building next-generation oncology franchises,” said Michael M. Morrissey, Ph.D., President and Chief Executive Officer, Exelixis. “Our first New Drug Application for zanzalintinib, for its initial potential indication in previously treated metastatic colorectal cancer, was accepted by U.S. regulatory authorities and is under active review, with a target action date of December 3, 2026. We also completed the expansion of our GI Sales team to accelerate cabozantinib’s momentum in neuroendocrine tumors and prepare for potential future indications with zanzalintinib. As the cabozantinib franchise continues to grow and we execute across seven ongoing or soon-to-start pivotal studies for zanzalintinib, we remain committed to strengthening our leadership in GU and GI oncology to improve standards of care for patients and drive long-term value for our shareholders.”
Dr. Morrissey continued: “Our R&D organization is on track to deliver multiple milestones this year across our zanzalintinib pivotal development program. We expect key data readouts from STELLAR-303 and STELLAR-304, advancing enrollment in STELLAR-311, and initiation of STELLAR-316. We recently initiated STELLAR-201, a phase 2 study of zanzalintinib in recurrent meningioma, and in April our collaborator Merck initiated LITESPARK-034, the second phase 3 pivotal trial under our clinical collaboration evaluating zanzalintinib in combination with WELIREG in advanced renal cell carcinoma. Today, we also announced two additional zanzalintinib studies: STELLAR-202, a planned phase 2 trial in lung cancer, and a new expansion cohort within the ongoing STELLAR-002 phase 1b/2 study evaluating zanzalintinib in combination with docetaxel in castration-resistant prostate cancer. Finally, we expect to complete our current $750 million stock repurchase program this month and initiate an additional $750 million program authorized by our Board in May 2026.”

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Exelixis First Quarter 2026 Financial Results	Page 2 of 9
May 5, 2026
First Quarter 2026 Financial Results
Total revenues for the quarter ended March 31, 2026 were $610.8 million, as compared to $555.4 million for the comparable period in 2025.
Total revenues for the quarter ended March 31, 2026 included net product revenues of $555.0 million, as compared to $513.3 million for the comparable period in 2025. The increase in net product revenues was primarily due to an increase in sales volume.
Collaboration revenues, composed of license revenues and collaboration services revenues, were $55.8 million for the quarter ended March 31, 2026, as compared to $42.2 million for the comparable period in 2025. The increase in collaboration revenues was primarily related to higher royalty revenues for the sales of cabozantinib outside the U.S. generated by Exelixis’ collaboration partner Ipsen Pharma SAS (Ipsen) and higher milestone-related revenues recognized in the quarter, partially offset by lower development cost reimbursements earned.
Research and development expenses for the quarter ended March 31, 2026 were $199.9 million, as compared to $212.2 million for the comparable period in 2025. The decrease in research and development expenses was primarily related to decreases in clinical trial costs and manufacturing costs to support our development candidates, partially offset by an increase in license and other collaboration costs.
Selling, general and administrative expenses for the quarter ended March 31, 2026 were $139.6 million, as compared to $137.2 million for the comparable period in 2025. The increase in selling, general and administrative expenses was primarily related to increases in marketing activities, legal and advisory fees, and personnel expenses, partially offset by a decrease in corporate giving.
Provision for income taxes for the quarter ended March 31, 2026 was $57.2 million, as compared to $46.1 million for the comparable period in 2025.
GAAP net income for the quarter ended March 31, 2026 was $210.5 million, or $0.81 per share, basic and $0.79 per share, diluted, as compared to GAAP net income of $159.6 million, or $0.57 per share, basic and $0.55 per share, diluted, for the comparable period in 2025. GAAP net income per share for the quarter ended March 31, 2026 was favorably impacted by lower weighted-average common shares outstanding for the quarter ended March 31, 2026, as compared to the comparable period in 2025, as a result of the stock repurchase programs.
Non-GAAP net income for the quarter ended March 31, 2026 was $232.8 million, or $0.90 per share, basic and $0.87 per share, diluted, as compared to non-GAAP net income of $179.6 million, or $0.64 per share, basic and $0.62 per share, diluted, for the comparable period in 2025.
Non-GAAP Financial Measures
To supplement Exelixis’ financial results presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Exelixis presents non-GAAP net income (and the related per share measures), which excludes from GAAP net income (and the related per share measures) stock-based compensation, adjusted for the related income tax effect for all periods presented.
Exelixis believes that the presentation of these non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. In particular, Exelixis believes that these non-GAAP financial measures, when considered together with its financial information prepared in accordance with GAAP, can enhance investors’ and analysts’ ability to meaningfully compare Exelixis’ results from period to period, and to identify operating trends in Exelixis’ business. Exelixis has excluded stock-based

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Exelixis First Quarter 2026 Financial Results	Page 3 of 9
May 5, 2026
compensation, adjusted for the related income tax effect, because it is a non-cash item that may vary significantly from period to period as a result of changes not directly or immediately related to the operational performance for the periods presented. Exelixis also regularly uses these non-GAAP financial measures internally to understand, manage and evaluate its business and to make operating decisions.
These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Exelixis encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP financial information and the reconciliation between these presentations, to more fully understand Exelixis’ business. Reconciliations between GAAP and non-GAAP results are presented in the tables of this release.
2026 Financial Guidance
Exelixis is maintaining the previously provided financial guidance for fiscal year 2026. Net product and total revenues guidance do not currently reflect any revenues resulting from a potential U.S. regulatory approval and commercial launch of zanzalintinib for the treatment of patients with previously treated metastatic colorectal cancer (CRC). The U.S. Food and Drug Administration (FDA) is currently reviewing Exelixis' New Drug Application (NDA) for this proposed indication, when used in combination with atezolizumab (Tecentriq®).

Total revenues	$2.525 billion - $2.625 billion
Net product revenues	$2.325 billion - $2.425 billion(1)
Cost of goods sold, % of net product revenues	3.5% - 4.5%
Research and development expenses	$875 million - $925 million(2)
Selling, general and administrative expenses	$575 million - $625 million(3)
Effective tax rate	21% - 23%
____________________
(1) Exelixis’ 2026 net product revenues guidance range includes the impact of a U.S. wholesale acquisition cost increase of 3.0% for CABOMETYX and COMETRIQ effective January 1, 2026.
(2) Includes $50.0 million of non-cash stock-based compensation.
(3) Includes $75.0 million of non-cash stock-based compensation.
Cabozantinib Highlights
Net product revenues generated by the cabozantinib franchise in the U.S. were $555.0 million during the first quarter of 2026, with net product revenues of $552.8 million from CABOMETYX® (cabozantinib) and $2.2 million from COMETRIQ® (cabozantinib). Based upon cabozantinib-related net product revenues generated by Exelixis’ collaboration partners, Ipsen and Takeda Pharmaceutical Company Limited, during the quarter ended March 31, 2026, Exelixis earned $45.9 million in royalty revenues.
Zanzalintinib Highlights
FDA Acceptance of NDA for Zanzalintinib in Combination with Atezolizumab for Previously Treated Metastatic CRC, Based on Positive Results of STELLAR-303 Phase 3 Pivotal Trial. In February 2026, Exelixis announced that the U.S. FDA accepted its NDA for zanzalintinib as a treatment for patients with metastatic CRC, when used in combination with atezolizumab. The FDA assigned a standard review with a Prescription Drug User Fee Act (PDUFA) target action date of December 3, 2026. The NDA was based on positive results from the STELLAR-303 phase 3 pivotal trial, in which zanzalintinib in combination with atezolizumab demonstrated a statistically significant improvement in overall survival (OS) versus regorafenib in the intention-to-treat (ITT) population. An OS benefit with the combination was consistently observed across pre-specified subgroups, including geographic region, RAS status, liver involvement and prior anti-VEGF therapy.

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Exelixis First Quarter 2026 Financial Results	Page 4 of 9
May 5, 2026
The trial is proceeding to the planned final analysis of the other dual primary endpoint, OS in patients without liver metastases (NLM), which is expected in mid-2026, depending on event rates.
Topline Results for STELLAR-304 Phase 3 Pivotal Trial Expected in Second Half of 2026. Today, Exelixis announced that the company expects topline results from the STELLAR-304 trial in the second half of 2026, depending on event rates. STELLAR-304 is a phase 3 pivotal trial evaluating zanzalintinib in combination with nivolumab versus sunitinib in previously untreated patients with advanced non-clear cell renal cell carcinoma (RCC). The primary endpoints of the trial are progression-free survival (PFS) as assessed by blinded independent radiology committee and objective response rate (ORR) per RECIST 1.1, with OS as the secondary endpoint.
Enrollment Progress for STELLAR-311 Phase 2/3 Pivotal Trial. Exelixis is continuing to actively enroll patients in the STELLAR-311 phase 2/3 pivotal trial. STELLAR-311 is evaluating zanzalintinib versus everolimus as a first oral therapy in patients with advanced neuroendocrine tumors, regardless of site of origin, who have received up to one prior line of therapy. The primary endpoint of the trial is PFS per RECIST 1.1 as assessed by blinded independent central review.
Collaboration Agreement with Natera for STELLAR-316 Phase 3 Pivotal Trial. In January 2026, Exelixis announced a collaboration with Natera, a global leader in cell-free DNA and precision medicine, for STELLAR-316, the planned, Exelixis-sponsored phase 3 pivotal trial. STELLAR-316 will evaluate zanzalintinib, with and without an immune checkpoint inhibitor, in patients with resected stage II/III CRC who, following definitive therapy, have tested positive for molecular residual disease (MRD+) and have no radiographic evidence of disease. The primary endpoint of STELLAR-316 will be disease-free survival, with secondary endpoints including circulating tumor DNA clearance. Natera will provide its Signatera™ assay to identify MRD+ patients for trial enrollment. Exelixis expects to initiate STELLAR-316 in mid-2026.
Initiation of LITESPARK-034 Phase 3 Pivotal Trial as Part of Clinical Development Collaboration with Merck. In April 2026, Exelixis’ collaborator Merck, known as MSD outside of the United States and Canada, initiated LITESPARK-034, a global phase 3 pivotal trial evaluating zanzalintinib in combination with WELIREG® (belzutifan) versus WELIREG and placebo in second-line or later advanced RCC patients who have progressed on or after both programmed death-ligand 1 (PD-1/L1) and vascular endothelial growth factor receptor-tyrosine kinase inhibitor (VEGFR-TKI) therapies in sequence or in combination. LITESPARK-034 is the second of two Merck-sponsored phase 3 pivotal trials of zanzalintinib and WELIREG in RCC under the companies’ clinical development collaboration. Merck initiated the first trial, LITESPARK-033, in December 2025. LITESPARK-033 is evaluating the combination of zanzalintinib and WELIREG versus cabozantinib in first-line advanced RCC following an immunotherapy administered in the adjuvant setting.
Initiation of STELLAR-201 Phase 2 Trial in Recurrent Meningioma. Today, Exelixis announced it has initiated STELLAR-201, a phase 2 trial evaluating zanzalintinib in patients with recurrent Grade I/II/III meningioma with relapse or progression following radiation and/or surgery or those who are not candidates for these therapies. The primary endpoint of the trial is ORR, with secondary endpoints including PFS, duration of response (DOR) and OS. Pending favorable results, the trial represents an opportunity for zanzalintinib to become the first and only systemic therapy for this form of cancer where patients have few effective treatment options.
Expansion of Zanzalintinib Clinical Development Program. Today, Exelixis announced two additional studies for zanzalintinib, including STELLAR-202, a planned phase 2 trial evaluating zanzalintinib in combination with pembrolizumab in the maintenance setting in squamous non-small cell lung cancer, and an additional expansion cohort in the ongoing phase 1b/2 STELLAR-002 study evaluating zanzalintinib in combination with docetaxel in metastatic castration-resistant prostate cancer patients with measurable disease. Exelixis expects to initiate STELLAR-202 and open the expansion cohort of STELLAR-002 in the second half of 2026.

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Exelixis First Quarter 2026 Financial Results	Page 5 of 9
May 5, 2026
Corporate Highlights
Zanzalintinib and Cabozantinib Data Presentations at the 2026 American Society of Clinical Oncology Annual Meeting (ASCO 2026). Zanzalintinib and cabozantinib will be the subject of numerous presentations at ASCO 2026, which is being held from May 29 through June 2 in Chicago. Notable presentations will include an analysis of the contribution of atezolizumab to the efficacy of the combination of zanzalintinib plus atezolizumab in patients with previously treated metastatic CRC in the phase 3 STELLAR-303 trial, as well as a subgroup analysis from the phase 3 CABINET pivotal trial regarding hormone functional status.
October 2025 Stock Repurchase Program (SRP) Update and Announcement of New $750 million SRP Authorized in May 2026. As of the end of the first quarter of 2026, Exelixis repurchased $590.6 million of the company’s stock, at an average price of $43.14 per share under the current SRP authorized in October 2025 (October 2025 SRP). Exelixis expects to complete the remainder of the October 2025 SRP in May 2026, fulfilling its commitment to purchase a total of $750 million of the company’s stock under the October 2025 SRP before December 31, 2026. Since Exelixis’ Board of Directors authorized the first SRP in March 2023, Exelixis has repurchased a total of $2.59 billion of the company’s common stock, retiring 86.8 million shares, at an average price of $29.86 per share, as of the end of the first quarter of 2026.
In May 2026, Exelixis’ Board of Directors authorized the repurchase of up to an additional $750 million of the company’s common stock by December 31, 2027 (May 2026 SRP). The newly authorized May 2026 SRP is the sixth such program undertaken by Exelixis since March 2023. Stock repurchases under these programs may be made from time to time through a variety of methods, which may include open market purchases, in block trades, Rule 10b5-1 trading plans, accelerated share repurchase transactions, exchange transactions or any combination of such methods. The timing and amount of any stock repurchases under the programs will be based on a variety of factors, including ongoing assessments of the capital needs of the business, alternative investment opportunities, the market price of our common stock and general market conditions. The programs do not obligate Exelixis to acquire any amount of its common stock, and may be modified, suspended or discontinued at any time without prior notice.
Basis of Presentation
Exelixis has adopted a 52- or 53-week fiscal year that generally ends on the Friday closest to December 31. For convenience, references in this press release as of and for the fiscal periods ended April 3, 2026 and April 4, 2025, are indicated as being as of and for the periods ended March 31, 2026 and March 31, 2025, respectively.
Conference Call and Webcast
Exelixis management will discuss the company’s financial results for the first quarter of 2026 and provide a general business update during a conference call beginning at 5:00 p.m. ET / 2:00 p.m. PT today, Tuesday, May 5, 2026.
To access the conference call, please register using this link. Upon registration, a dial-in number and unique PIN will be provided to join the call. To access the live webcast link, log onto www.exelixis.com and proceed to the Event Calendar page under the Investors & News heading. A webcast replay of the conference call will also be archived on www.exelixis.com for one year.
About Exelixis
Exelixis is a globally ambitious oncology company innovating next-generation medicines and regimens at the forefront of cancer care. Powered by drug discovery and development excellence, we are rapidly evolving our product portfolio to target an expanding range of tumor types and indications with our clinically differentiated pipeline of small molecules and biotherapeutics. This comprehensive approach harnesses decades of robust

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Exelixis First Quarter 2026 Financial Results	Page 6 of 9
May 5, 2026
investment in our science and partnerships to advance our pipeline of franchise molecules, including our novel oral kinase inhibitor zanzalintinib, and to extend the impact of our flagship commercial product, CABOMETYX® (cabozantinib). Exelixis is driven by a bold scientific pursuit to create transformational treatments that give more patients hope for the future. For information about the company and its mission to help cancer patients recover stronger and live longer, visit www.exelixis.com, follow @ExelixisInc on X (Twitter), like Exelixis, Inc. on Facebook and follow Exelixis on LinkedIn.
Forward-Looking Statements
This press release contains forward-looking statements, including, without limitation, statements related to: Exelixis’ goal of building next-generation oncology franchises; Exelixis’ goal to accelerate cabozantinib’s momentum in NET and prepare for potential future indications for zanzalintinib, supported by the completed expansion of its Gastrointestinal (GI) Sales team; Exelixis’ commitment to strengthening its leadership in genitourinary (GU) and GI oncology to improve standards of care for patients and drive long‑term value for shareholders through continued growth of the cabozantinib franchise and its execution across seven ongoing or soon-to-start pivotal studies for zanzalintinib; Exelixis’ clinical development plans for, and beliefs regarding the therapeutic potential of, zanzalintinib; Exelixis’ plans to deliver multiple milestones in 2026 across the zanzalintinib pivotal development program, including the anticipated timing for pivotal data milestones for the STELLAR-303 and STELLAR-304 trials, plans to advance enrollment in STELLAR-311 and initiate additional zanzalintinib trials in 2026, including STELLAR-316, STELLAR-202, and an expansion cohort in the ongoing STELLAR-002 phase 1b/2 study; complexities and the unpredictability of the regulatory review and approval process with respect to Exelixis’ NDA for zanzalintinib for the treatment of patients with previously treated metastatic CRC, when used in combination with atezolizumab, including the risk that the FDA may not approve zanzalintinib as a treatment for metastatic CRC in a timely fashion, if at all; Exelixis’ expectations with respect to its clinical development collaboration with Merck, including the LITESPARK-033 and LITESPARK-034 pivotal trials; Exelixis’ expectations with respect to the STELLAR-201 trial, and its belief that pending favorable results, the trial represents an opportunity for zanzalintinib to become the first and only systemic therapy for recurrent Grade I/II/III meningioma where patients have few effective treatment options; Exelixis’ plans to present cabozantinib and zanzalintinib data, including data from the STELLAR-303 and CABINET trials, at ASCO 2026; Exelixis’ fiscal year 2026 financial guidance; the timing, amount, and completion of any stock repurchase programs; Exelixis’ scientific pursuit to create transformational treatments that give more patients hope for the future; and other statements that are not historical facts. Any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and are based upon Exelixis’ current plans, assumptions, beliefs, expectations, estimates and projections. Forward-looking statements involve risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, which include, without limitation: the degree of market acceptance of CABOMETYX and other Exelixis products in the indications for which they are approved and in the territories where they are approved, and Exelixis’ and its partners’ ability to obtain or maintain coverage and reimbursement for these products; the effectiveness of CABOMETYX and other Exelixis products in comparison to competing products; complexities and the unpredictability of the regulatory review and approval processes in the U.S. and elsewhere; the level of costs associated with Exelixis’ commercialization, research and development, in-licensing or acquisition of product candidates, and other activities; Exelixis’ ability to maintain and scale adequate sales, marketing, market access and product distribution capabilities for its products or to enter into and maintain agreements with third parties to do so; the availability of data at the referenced times; the potential failure of cabozantinib, zanzalintinib and other Exelixis product candidates, both alone and in combination with other therapies, to demonstrate safety and/or efficacy in clinical testing; uncertainties inherent in the drug discovery and product development process; Exelixis’ dependence on its relationships with its collaboration partners, including their pursuit of regulatory approvals for partnered compounds in new indications, their adherence to their obligations under relevant collaboration agreements and the level of their investment in the resources

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Exelixis First Quarter 2026 Financial Results	Page 7 of 9
May 5, 2026
necessary to complete clinical trials or successfully commercialize partnered compounds in the territories where they are approved; Exelixis’ continuing compliance with applicable legal and regulatory requirements; unexpected concerns that may arise as a result of the occurrence of adverse safety events or additional data analyses of clinical trials evaluating cabozantinib, zanzalintinib and other Exelixis product candidates; Exelixis’ dependence on third-party vendors for the development, manufacture and supply of its products and product candidates; Exelixis’ ability to protect its intellectual property rights; market competition, including the potential for competitors to obtain approval for generic versions of Exelixis’ marketed products; changes in economic and business conditions, including as a result of changing trade policies and tariffs and the related uncertainty thereof; and other factors detailed from time to time under the caption “Risk Factors” in Exelixis’ most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, and in Exelixis’ other future filings with the Securities and Exchange Commission. All forward-looking statements in this press release are based on information available to Exelixis as of the date of this press release, and Exelixis undertakes no obligation to update or revise any forward-looking statements contained herein, except as required by law.

Exelixis, the Exelixis logo, CABOMETYX and COMETRIQ are registered U.S. trademarks of Exelixis, Inc.
TECENTRIQ (atezolizumab) is a registered trademark of Genentech, a member of the Roche Group.
WELIREG® is a registered trademark of Merck Sharp & Dohme LLC, a subsidiary of Merck & Co., Inc., Rahway, N.J., USA.

-see attached financial tables-

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Exelixis First Quarter 2026 Financial Results	Page 8 of 9
May 5, 2026
EXELIXIS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2026	2025
Revenues:
Net product revenues	$554,977	$513,283
Collaboration revenues	55,835	42,164
Total revenues	610,812	555,447
Operating expenses:
Cost of goods sold	19,953	19,172
Research and development	199,916	212,233
Selling, general and administrative	139,602	137,183
Total operating expenses	359,471	368,588
Income from operations	251,341	186,859
Interest income	16,127	19,076
Other income (expenses), net	219	(245)
Income before income taxes	267,687	205,690
Provision for income taxes	57,220	46,074
Net income	$210,467	$159,616
Net income per share:
Basic	$0.81	$0.57
Diluted	$0.79	$0.55
Weighted-average common shares outstanding:
Basic	258,329	278,804
Diluted	267,322	288,177

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Exelixis First Quarter 2026 Financial Results	Page 9 of 9
May 5, 2026
EXELIXIS, INC.
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2026	2025
GAAP net income	$210,467	$159,616
Adjustments:
Stock-based compensation - research and development(1)	12,318	9,522
Stock-based compensation - selling, general and administrative(1)	16,732	16,408
Income tax effect of the above adjustments	(6,757)	(5,993)
Non-GAAP net income	$232,760	$179,553
GAAP net income per share:
Basic	$0.81	$0.57
Diluted	$0.79	$0.55
Non-GAAP net income per share:
Basic	$0.90	$0.64
Diluted	$0.87	$0.62
Weighted-average common shares outstanding:
Basic	258,329	278,804
Diluted	267,322	288,177
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(1) Non-cash stock-based compensation used for GAAP reporting in accordance with Accounting Standards Codification Topic 718, Compensation—Stock Compensation.